Exhibit 99.1

THE HOUSTON EXPLORATION COMPANY
Press Release

Houston Exploration Announces Agreement to Sell Louisiana Offshore Assets

Houston, Texas – April 7, 2006 – The Houston Exploration Company (NYSE: THX) today announced that it has entered into an agreement to sell substantially all of the Louisiana portion of its Gulf of Mexico assets to a private investor for a purchase price of $590 million in cash, subject to customary closing conditions and adjustments. At year-end 2005 the proved reserves associated with these assets were estimated at 186.1 billion cubic feet of natural gas equivalent (Bcfe). The transaction has an effective date of January 1, 2006, and is expected to close on May 31, 2006. The company will retain interests in 18 exploration leases in the Louisiana waters and expects to capture additional value from these blocks through some combination of drilling, farm-outs and sales.

“Today’s announcement marks the continued successful execution of the strategic restructuring of our organization,” stated William G. Hargett, chairman, president and chief executive officer. “Transforming a company’s asset base and growth strategy is a challenging task, so we have been patient and thorough during our sales process in order to capture the value of these assets. Our resources are now focused onshore, where we believe our core competencies will deliver more stable and predictable production and reserve growth through an active program that includes both drilling and acquisitions.”

Prior to closing the sale of the Louisiana assets, the company plans to unwind hedged production volumes of approximately 80,000 MMBtu per day for the period from June 2006 through December 2006. Thereafter, the company’s remaining 2006 hedged production volumes are expected to total approximately 170,000 MMBtu per day.

Uses of the proceeds from the sale of the Louisiana assets may include, but not be limited to, developing existing assets, acquiring additional properties in U.S. onshore basins, repaying outstanding bank debt, and repurchasing shares of the company’s common stock. Any such share repurchases will be made pursuant to the company’s existing $200 million share repurchase program, and, accordingly, will be subject to market conditions, applicable legal and contractual requirements, and other factors.
Wachovia Securities is serving as the financial adviser to the company in connection with the sale of the Gulf of Mexico assets.

Gulf of Mexico Divestiture Summary:

To date, the company has completed, or has pending, Gulf of Mexico sales transactions totaling approximately $810 million, prior to customary closing adjustments. At year-end 2005 the total estimated proved reserves associated with these offshore assets were 244.6 Bcfe. The execution of this divestiture program is highlighted by the following key milestones:

•	November 8, 2005 — Houston Exploration announced its intent to execute a strategic shift in its operations by reducing its offshore operations and becoming a concentrated onshore U.S. gas producer.

•	February 28, 2006 — Houston Exploration signed an agreement to sell the Texas portion of its Gulf of Mexico assets, including proved reserves estimated at 58.5 Bcfe, for a purchase price of approximately $220 million.

•	March 31, 2006 — Houston Exploration completed the sale of the Texas portion of its Gulf of Mexico assets. A majority of the net cash proceeds received from the Texas sale was used to repay bank debt incurred in connection with a December 2005 acquisition of proved reserves in South Texas in a transaction intended to qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.

•	April 7, 2006 — Houston Exploration signed an agreement to sell substantially all of the Louisiana portion of its Gulf of Mexico assets, including proved reserves estimated at 186.1 Bcfe, for a purchase price of approximately $590 million.

•	May 31, 2006 — Houston Exploration expects to close the above sale of the company’s offshore Louisiana assets.

2006 Guidance Update:

The company expects to update its full-year 2006 guidance on May 4, 2006, in conjunction with its first quarter 2006 earnings release.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Gulf of Mexico, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s web site at http://www.houstonexploration.com.

Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the company’s current expectations include, among others, the business outlook, the ability to complete the announced divestiture of the company’s offshore assets and effect qualified like-kind exchange transactions to maximize tax efficiencies, the impact of onshore asset concentration, the risks associated with the consummation and successful integration of acquisitions, the impact of hurricanes, price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s outstanding indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2005. The company assumes no responsibility to update any of the information referenced in this news release.

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Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com